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Exhibit 10.9

EMPLOYMENT AGREEMENT

        This Employment Agreement (this "Agreement"), is made as of this 12th day of June, 2006, by and between Local Matters, Inc. ("Employer"), and Michael D. Dingman, Jr. ("Executive").

        Whereas, the Employer wishes to employ Executive and to assure itself of the services of Executive on the terms set forth herein;

        Whereas, Executive wishes to be so employed under the terms set forth herein;

        Now, Therefore, in consideration of the mutual promises contained herein, the parties hereto hereby agree to the following terms and conditions of Executive's Employment:

        1.     Employment.

          1.1   General. Employer will employ Executive in the capacity of Chief Financial Officer of Employer at the compensation rate and with the benefits set forth in Section 2 hereof. Executive hereby accepts such employment subject to the terms and conditions contained herein. In such capacity, Executive shall faithfully perform and carry out such duties and responsibilities as may be assigned to him from time to time by the Chief Executive Officer ("CEO") and are reasonably consistent with Executive's title and this Agreement. Executive shall report to the CEO and shall commence employment on a full-time basis on June 12, 2006.

          1.2   Time Devoted to Position. During his employment, Executive will devote Executive's best efforts and substantially all of Executive's business time and attention to the business of the Employer (except for vacation periods and reasonable periods of absence for illness or incapacity as permitted by the Employer's general employment policies and the terms of this Agreement). Employer acknowledges and agrees that Executive may continue to serve on the Boards for Wheeling Pittsburgh Steel and Wherify Wireless. Except as expressly provided herein, Executive will not, without the Employer's express written consent, which shall not be unreasonably withheld (i) engage in any employment or business activity other than for the Employer or (ii) solicit the business of any client or customer of the Employer (other than on behalf of the Employer); provided that Executive may serve in any capacity with any civic, educational, or charitable organization to the extent that such services do not substantially interfere with Executive's duties under this Agreement.

          1.3   Location of Employment. Executive's principal place of employment during his employment with Employer shall be Denver, Colorado.

        2.     Compensation and Benefits.

        Employer shall pay to Executive, and Executive shall accept, as full compensation for services rendered and to be rendered by him to Employer, including, without limitation, all services that may be rendered by him to all subsidiaries, entities or organizations, existing or hereafter formed, organized or acquired by Employer, directly or indirectly (all such existing subsidiaries and all such hereafter formed, organized or acquired corporations, entities or organizations being hereinafter individually referred to as a "Subsidiary" and collectively referred to as the "Subsidiaries"), and all services that may be rendered by him as a member of the Board of Directors ("Board") or any committee thereof, if any, the salary, benefits, and other amounts as stated in this Section 2:

          2.1   Salary. Executive shall be paid a base salary at the annual rate of $275,000 (the "Base Salary"). The Base Salary shall be payable in accordance with the regular payroll practices of Employer applicable to senior executives, less such deductions as shall be required to be withheld by applicable law and regulation.

          2.2   Bonuses. Executive will be eligible for an annual bonus of up to 75% of Executive's annual Base Salary, less such deductions as shall be required to be withheld by applicable law and regulation, if Executive achieves the performance targets established by the Board ("Targets"). The Board shall determine Executive's Targets for the remainder of 2006 and communicate those Targets to Executive in writing no later than August 12, 2006. For 2006, Executive's bonus, if any, shall be pro rated and based on Executive's salary from June 2006 to December 31, 2006. For subsequent calendar years, the Board shall determine Executive's Targets and communicate those Targets to Executive in writing no later than November 15 of the preceding calendar year. The Compensation Committee of the Board shall determine the extent to which Executive has achieved the Targets upon which Executive's bonus is based, and the amount of bonus to be paid to Executive, if any. Executive's bonus will be paid in accordance with Employer's business practices for the payment of bonuses which currently provides for annual payment of bonuses; provided, however, that any such bonus will be paid no later than two and one half months after the end of the year for which the bonus relates. In order to earn any such bonus, Executive must be employed throughout the entire period and, except as expressly provided herein, no pro rata bonus will be earned.

          2.3   Restricted Stock Award. Subject to approval by the Board of Directors, on the Employment Start Date, the Employer shall grant Executive a 300,000 share Restricted Stock Award pursuant to the Employer's Plan. Vesting of the Restricted Stock Award shall be as follows:

            2.3.1 Time Based Portion. 200,000 shares of the Restricted Stock Award (the "Time Vesting Portion") shall vest and become non-forfeitable on the following schedule, assuming that Executive continues to be employed by the Employer on the relevant date of vesting: one-third (1/3rd) of the Time Vesting Portion (66,667 shares) shall vest on the twelve (12) month anniversary of Executive's employment start date. Thereafter, one-thirty sixth (1/36th) of the Time Vesting Portion shall vest on a monthly basis over the remaining twenty-four (24) month period.

In the event of a Change in Control as defined in Section 3.4.1, then the reacquisition rights of the Employer with respect to 50% of the unvested Time Based Portion of the Restricted Stock Award shall, upon the closing of the Change in Control, lapse and 50% of the unvested shares subject to such Time Based Portion of the Restricted Stock Award shall immediately become fully vested. The remaining 50% unvested portion of the Time Vesting Portion shall continue to vest in equal monthly installments over the remaining original vesting period until fully vested. All other terms and conditions set forth in the Plan or the stock award agreement pursuant to which the Restricted Stock Award was granted shall remain in full force and effect.

            2.3.2 Performance Based Portion. 100,000 shares of the Restricted Stock Award (the "Performance Vesting Portion") shall vest and become non-forfeitable only upon the achievement of mutually defined performance targets (the "Targets"), which will be designed to align the focus and attention of the Executive to the fundamental value of the Employer to its shareholders. The Compensation Committee of the Board agrees to work with the CEO and the Executive to design mutually agreeable measurement criteria, to be approved and documented within 60 days of employment. The Board and the CEO shall determine, in their sole discretion, the extent to which any performance objectives have been met and the amount (if any) of vesting credit to be awarded to Executive as a result. Executive must remain continuously employed with the Employer through the relevant vesting date in order to be entitled to receive any Performance Vesting Portion of the Restricted Stock Award. In the event that the Targets have not been achieved as of July 1, 2009, the Performance Vesting Portion shall be irrevocably forfeited by the Executive. In the event of a Change of Control as defined in Section 3.4.1, then the reacquisition rights of the Employer with respect to 50% of the unvested Performance Vesting Portion of the Restricted Stock Award shall, upon the closing of the Change of Control, lapse and 50% of the unvested shares subject to such Performance Vesting Portion of the Restricted Stock Award shall immediately become fully vested. All other terms and conditions set forth in the Plan or the stock award agreement pursuant to which the Restricted Stock Award was granted shall remain in full force and effect.

            2.3.3 Tax Obligations. Executive shall, at Executive's discretion, either elect to pay the Employer or instruct the Employer to withhold shares equal to the amount required to satisfy the Employer's withholding obligations pursuant to applicable federal and state laws. For purposes of determining the number of shares to be withheld, if any, the Employer's common stock shall be valued using the average of the high and low sales price of the Employer's common stock as reported on NASDAQ for the last trading day prior to the applicable vesting date.

          2.4   Executive Benefits.

            2.4.1 Expenses. Employer shall promptly reimburse Executive for expenses that he reasonably incurs in connection with the performance of his duties (including business travel and entertainment expenses) hereunder, all in accordance with Employer's policy with respect thereto as in effect from time to time.

            2.4.2 Employer Plans. Executive may participate in such Executive benefit and welfare plans and programs as Employer may from time to time offer or provide generally to executive officers of Employer or its Subsidiaries, including, without limitation, participation in any life insurance, health and accident, medical plans and programs and profit sharing and retirement plans, all in accordance with the terms and conditions of such plans and programs.

            2.4.3 Vacation. Executive shall be entitled to accrue four (4) weeks of paid vacation annually, to be administered in a manner consistent with Employer's vacation policies, as may be amended from time to time.

        3.     At-Will Employment; Termination.

          3.1   At-Will Employment. Except as expressly provided herein, it is understood and agreed by Employer and Executive that this Agreement does not contain any promise or representation concerning the duration of Executive's employment with Employer. Executive specifically acknowledges that his employment with Employer is at-will and may be altered or terminated by either Executive or Employer at any time, with or without cause and/or with or without notice. The nature, terms or conditions of Executive's employment with Employer cannot be changed by any oral representation, custom, habit or practice, or any other writing. In addition, that the rate of salary, any bonuses, paid time off, other compensation, or vesting schedules are stated in units of years or months or weeks does not alter the at-will nature of the employment, and does not mean and should not be interpreted to mean that Executive is guaranteed employment to the end of any period of time or for any period of time. In the event of conflict between this disclaimer and any other statement, oral or written, present or future, concerning terms and conditions of employment, the at-will relationship confirmed by this disclaimer shall control. This at-will status cannot be altered except in a writing signed by Executive and approved by the Board.

          3.2   Events of Termination. Executive's employment shall terminate upon the occurrence of any one or more of the following events:

            3.2.1 Death. In the event of Executive's death, Executive's employment shall terminate on the date of his death.

            3.2.2 Voluntarily By Executive. Executive may terminate his employment with Employer at any time for any or no reason whatsoever by giving a Notice of Termination to Employer. The Date of Termination for this Section 3.2.2 shall be thirty (30) days after the date that the Notice of Termination is given.

            3.2.3 Disability. In the event of Executive's Disability (as hereinafter defined), Employer may terminate Executive's employment by providing a Notice of Termination to Executive. The Notice of Termination shall specify the Date of Termination, which date shall not be earlier than thirty (30) days after the date that the Notice of Termination is given. For purposes of this Agreement, "Disability" means the inability of Executive for any one hundred twenty (120) consecutive days or one hundred eighty (180) days in any twelve (12) month period to perform substantially his duties hereunder as a result of a physical or mental illness or condition, all as determined in good faith by the Board.

            3.2.4 Cause. Employer may terminate Executive's employment at any time for Cause (as hereinafter defined) based on objective factors determined in good faith by a majority of the Board (excluding and without the involvement of Executive). If applicable, Employer shall provide Executive a Notice of Intent to Terminate specifying the reasons for such termination upon the failure of the Executive to cure such reasons within thirty (30) days after the giving the Notice of Intent to Terminate. In the event that termination is for any reasons other than described in subsections (iii) and (iv) below and the Board in good faith determines that the underlying reasons giving rise to such termination cannot be cured, then the thirty (30) day period shall not apply and Employer shall provide Executive with a Notice of Termination and Executive's employment shall terminate on the date of the Notice of Termination. For purposes of this Agreement, "Cause" shall mean (i) Executive's conviction of, guilty or no contest plea to, or confession of guilt of, a felony or any other crime involving moral turpitude; (ii) an act or omission by Executive in connection with his employment by the Employer that constitutes fraud, criminal misconduct, breach of the fiduciary duty of loyalty, gross negligence, malfeasance or willful misconduct; (iii) a material breach by Executive of any provision(s) of this Agreement; (iv) a continued failure to perform such duties as are reasonably assigned to Executive by Employer in accordance with this Agreement, other than a failure resulting from a Disability; (v) Executive's knowingly taking any action of a material nature on behalf of Employer or any of its affiliates without appropriate authority to take such action, where such action is or would reasonably be expected to be materially adverse to the Employer; (vi) Executive's knowingly taking any action in material conflict of interest with Employer or any of its affiliates given Executive's position with Employer; and/or (vii) the commission of a material act of personal dishonesty in connection with Employer by Executive that involves personal profit.

            3.2.5 Without Cause By Employer. Employer may terminate Executive's employment for any reason or no reason whatsoever (other than for any of the reasons set forth elsewhere in this Section 3.2) by providing a Notice of Termination to Executive. The Notice of Termination shall specify the Date of Termination, which date shall not be earlier than thirty (30) days after the date that the Notice of Termination is given.

            3.2.6 For Good Reason by Executive. "Good Reason" will mean that Executive voluntarily resigns within thirty (30) days after the occurrence of any of the following events, without Executive's written consent (i) a material reduction of the duties, authority or responsibilities, relative to Executive's duties, authority or responsibilities as in effect immediately prior to such reduction, provided, however, that for purposes of this subsection (i) a material reduction of the duties, authority or responsibilities shall not exist in the event the Executive shall have authority and responsibility over a division, subsidiary or entity that is substantially similar in size to the division, subsidiary or entity over which Executive had authority and responsibility immediately prior to such reduction; (ii) a material reduction by the Employer of the Base Salary or target bonus as in effect immediately prior to such reduction, provided, however, that if the Employer institutes a Employer-wide reduction in salaries and bonus rates for other executive management team members, such reduction shall not be deemed "material" for this subsection; (iii) the failure of Employer to make any payment that it is required to make hereunder to Executive when such payment is due, with such failure continuing for at least ten (10) days after written demand for payment; (iv) a permanent reassignment of Executive's principal place of employment, without the written consent of Executive, to a location more than fifty (50) miles therefrom; or (v) an act or omission by Employer directed towards Executive that constitutes fraud, criminal misconduct, breach of the fiduciary duty of loyalty, gross negligence, malfeasance or willful misconduct.

          3.3   Certain Obligations of Employer Following Termination. Following termination of the Executive's employment under the circumstances described below, Employer shall pay to Executive or his estate, as the case may be, the following compensation and provide the following benefits.

            3.3.1 For Cause. In the event that Executive's employment is terminated for Cause, then Employer shall pay to Executive, in a single lump sum, an amount equal to any unpaid but earned Base Salary through the Date of Termination, plus any accrued but unused vacation time in accordance with Section 2.4.3 hereof.

            3.3.2 Without Cause By Employer or for Good Reason by Executive. In the event that the Executive's employment is terminated by Employer pursuant to Section 3.2.5 hereof or by Executive pursuant to Section 3.2.6 hereof, in addition to the amounts set forth in Section 3.3.1 and upon Executive's execution of a release of all claims in the form attached hereto as Exhibit A, Employer shall pay to Executive, following the Date of Termination, six (6) months of the Base Salary, or of any higher annual compensation rate then in effect. Such amount shall be paid in six (6) monthly installments after the Date of Termination ("Severance Period"), each in an amount of $22,916.67, or any higher monthly compensation rate then in effect (the "Monthly Severance Amount"), less such deductions as shall be required to be withheld by applicable law and regulation and at the end of the Severance Period, Employer shall pay Executive a lump sum payment equal to 37.5% of Executive's Base Salary in effect as of the Date of Termination. In addition, Employer shall at its expense continue Executive's coverage under Employer's group health plan for twelve (12) months following the Date of Termination. The payments by Employer pursuant to this Section 3.3.2 shall be in full satisfaction and final settlement of any and all claims and demands that Executive now has or hereafter may have hereunder against Employer, except as otherwise stated in the release.

            3.3.3 Without Cause By Employer Following a Change in Control. In the event that the Executive's employment is terminated by Employer pursuant to Section 3.2.5 hereof within thirteen (13) months following a Change in Control as defined in Section 3.4.1, then Executive shall be entitled to the benefits described in Section 3.3.2 hereof on the same terms and conditions as described therein, provided however, the Severance Period described in Section 3.3.2 shall be increased from six (6) monthly installments after the Date of Termination to twelve (12) monthly installments and Employer shall pay Executive a lump sum payment equal 75% of Executive's Base Salary in effect as of the Date of Termination.

            3.3.4 Voluntarily By Executive. In the event that Executive's employment is terminated by Executive pursuant to Section 3.2.2 hereof, then Employer shall pay to Executive the amounts set forth in Section 3.3.1.

            3.3.5 Death, Disability. In the event that Executive's employment is terminated by Employer by reason of Executive's death pursuant to Section 3.2.1 hereof or by reason of Executive's Disability pursuant to Section 3.2.3 hereof, Employer shall pay to Executive the amounts set forth in Section 3.3.1.

            3.3.6 Stock Award. In the event that Executive's employment is terminated by Employer pursuant to Section 3.2.5 hereof or by Executive pursuant to Section 3.2.6 hereof, then the reacquisition rights of the Employer with respect to 50% of the unvested Time Based Portion of the Restricted Stock Award granted pursuant to Section 2.3 (Restricted Stock Award) shall lapse and 50% of the unvested shares subject to such Time Based Portion of the Restricted Stock Award shall immediately become fully vested. In the event that Executive's employment is terminated by Employer pursuant to Section 3.2.5 hereof or by Executive pursuant to Section 3.2.6 hereof within thirteen (13) months following a Change in Control (as defined in Section 3.4.1 hereof), then the reacquisition right of the Employer with respect to all shares subject to the Restricted Stock Award granted pursuant to Section 2.3 (Restricted Stock Award) shall lapse and all shares subject to the Restricted Stock Award shall immediately become fully vested. All other terms and conditions set forth in the Plan or the stock award agreement pursuant to which the Restricted Stock Award was granted shall remain in full force and effect.

          3.4   Definitions.

            3.4.1 "Change in Control" Defined. "Change in Control" shall mean:

              (a)   The consummation of a merger or consolidation of the Employer with or into another entity or any other corporate reorganization, if more than 50% of the combined voting power of the continuing or surviving entity's securities outstanding immediately after such merger, consolidation or other reorganization is owned by persons who were not stockholders of the Employer immediately prior to such merger, consolidation or other reorganization; or

              (b)   The sale, transfer or other disposition of all or substantially all of the Employer's assets; or

              (c)   The acquisition, directly or indirectly by any person, entity or "group" (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) (excluding, for this purpose, Spencer Trask Ventures, Inc. and its affiliates, Employer, its subsidiaries, and any Executive benefit plan of Employer or its subsidiaries) of beneficial ownership of voting securities of Employer (within the meaning of Rule 13d-3 promulgated under the Exchange Act) holding more than 50% of the combined voting power of the Employer's then-outstanding voting securities entitled to vote generally in the election of directors.

              (d)   Notwithstanding the foregoing, a transaction shall not constitute a Change in Control if its sole purpose is to change the state of the Employer's incorporation or to create a holding Employer that will be owned in substantially the same proportions by the persons who held the Employer's securities immediately before such transaction.

            3.4.2 "Notice of Termination" Defined. "Notice of Termination" means a written notice that indicates the specific termination provision hereof relied upon by Employer or Executive and, except in the case of terminations pursuant to Sections 3.2.1, 3.2.2 or 3.2.5 hereof, that sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the termination provision so indicated.

            3.4.3 "Date of Termination" Defined. "Date of Termination" means such date as Executive's employment is effectively terminated, as applicable, in accordance with Sections 3.2 hereof.

        4.     Confidentiality and Non-solicitation.

          4.1   "Confidential Information" Defined. "Confidential Information" means any and all information (oral or written) relating to Employer or any Subsidiary or any other person controlling, controlled by, or under common control with Employer or any Subsidiary or any of their respective activities, including, without limitation, information relating to: technology, research, test procedures and results; machinery and equipment; business strategies and plans; manufacturing processes; financial information; products; identity and description of materials and services used; purchasing; costs; pricing; customers and prospects; advertising, promotion and marketing; and selling, servicing and information pertaining to any governmental investigation, except such information generally in the public domain (such information not being deemed to be in the public domain merely because it is embraced by more general information that is in the public domain), other than as a result of a breach of the provisions of Section 4.2 hereof.

          4.2   Non-Disclosure of Confidential Information. Executive shall not at any time (other than as may be required or appropriate in connection with the performance by him of his duties hereunder), directly or indirectly, use, exploit, communicate, disclose or disseminate any Confidential Information in any manner whatsoever (except as may be required under legal process by subpoena or other court order).

          4.3   Non-Solicitation. Executive shall not, while employed by Employer and for the period of two (2) years following the Date of Termination, directly or indirectly, hire, offer to hire, entice away or in any other manner persuade or attempt to persuade any officer, Executive, agent, lessor, lessee, licensor, licensee, customer, prospective customer or supplier of Employer or any of its Subsidiaries to discontinue or alter his or its relationship with Employer or any of its Subsidiaries.

          4.4   Non-Competition. Executive shall not, while employed by Employer and for a period of two (2) years following the Date of Termination, engage or participate in, directly or indirectly (whether as an officer, director, Executive, partner, consultant, equityholder, lender or otherwise), any business that manufactures, markets or sells products that compete with any product of Employer that is then significant to Employer's business based on sales and/or profitability of any such product as of the Date of Termination. Nothing herein shall prohibit Executive from being a passive owner of not more than two (2%) percent of any publicly-traded class of capital stock of any entity engaged in a competing business.

          4.5   Proprietary Rights; Assignment of Inventions. With respect to information, inventions and discoveries or any interest in any copyright, patents and/or other property right developed, made or conceived of by Executive, either alone or with others, at any time during his employment by Employer and whether or not within working hours or at the workplace, arising out of such employment or pertinent to any field of business or research in which, during such employment, Employer is engaged or (if such is known to or ascertainable by Executive) is considering engaging, Executive hereby irrevocably and unconditionally agrees:

            (a)   that all such information, inventions and discoveries or any interest in any copyright, patent and/or other property right, whether or not patented or patentable, shall be and remain the exclusive property of Employer;

            (b)   to disclose promptly to an authorized representative of Employer (other than Executive) all such information, inventions and discoveries or any copyright and/or other property right and all information in Executive's possession as to possible applications and uses thereof;

            (c)   not to file any patent application relating to any such invention or discovery except with the prior written consent of an authorized officer of Employer (other than Executive);

            (d)   to waive and release any and all rights Executive may have in and to such information, inventions and discoveries, and assign to Executive and/or its nominees all of Executive's right, title and interest in them, and all Executive's right, title and interest in any patent, patent application, copyright or other property right based thereon. Executive hereby irrevocably designates and appoints Employer and each of its duly authorized officers and agents (other than Executive) as his agent and attorney-in-fact to act for him and on his behalf and in his stead to execute and file any document and to do all other lawfully permitted acts to further the prosecution, issuance and enforcement of any such patent, patent application, copyright or other property right with the same force and effect as if executed and delivered by Executive; and

            (e)   at the request of Employer, and without expense to Executive, to execute such documents, and to perform such other acts as Employer deems necessary or appropriate, for Employer to obtain patents on such inventions in a jurisdiction or jurisdictions designated by Employer, and to assign to Employer or its designee such inventions and any and all patent applications and patents relating thereto.

        4.6   Injunctive Relief. Each of the parties hereby acknowledges and agrees that (a) Employer will be irreparably injured in the event of a breach by Executive of any of his obligations under this Section 4; (b) monetary damages will not be an adequate remedy for any such breach; (c) Employer shall be entitled to injunctive relief, in addition to any other remedy that it may have, in the event of any such breach; and (d) the existence of any claims that Executive may have against Employer or the Subsidiaries, whether under this Agreement or otherwise, shall not be a defense to the immediate enforcement by Employer of any of its rights under this Section 4.

        4.7   Non-Exclusivity and Survival. The covenants of Executive contained in this Section 4 are in addition to, and not in lieu of, any obligations that Executive may have with respect to the subject matter hereof, whether by contract, as a matter of law or otherwise, and such covenants and their enforceability shall survive any expiration or termination of Executive's employment by either party and any investigation made with respect to the breach thereof by Employer at any time.

        5.     Miscellaneous Provisions.

        5.1   Severability. If, in any jurisdiction, any term or provision hereof is determined to be invalid or unenforceable, (a) the remaining terms and provisions hereof shall be unimpaired, (b) any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such term or provision in any other jurisdiction and (c) the invalid or unenforceable term or provision shall, for purposes of such jurisdiction, be deemed replaced by a term or provision that is valid and enforceable and that comes closest to expressing the parties' intention as to the invalid or unenforceable term or provision.

        5.2   Execution in Counterparts. This Agreement may be executed in one or more counterparts, and by the parties hereto in separate counterparts, each of which shall be deemed to be an original, and all of which taken together shall constitute one and the same agreement (and all signatures need not appear on any one counterpart), and this Agreement shall become effective when one or more counterparts has been signed and delivered by each of the parties hereto.

        5.3   Notices. All notices required or permitted hereunder shall be in writing and shall be sufficiently given if: (a) hand delivered (in which case the notice shall be effective upon delivery); (b) sent via facsimile, provided that, in such case a copy of such notice shall be concurrently sent by registered or certified mail, return receipt requested, postage prepaid (in which case the notice shall be effective two (2) days following dispatch); (c) delivered by Express Mail, Federal Express or other nationally recognized overnight courier service (in which case the notice shall be effective one (1) business day following dispatch); or (d) delivered or mailed by registered or certified mail, return receipt requested, postage prepaid (in which case the notice shall be effective five (5) days following dispatch), to the parties at the following addresses and/or facsimile numbers, or to such other address or number as a party hereto shall specify by written notice to the others in accordance with this Section 5.3.

  If to Employer, to:

    Local Matters, Inc.
    1221 Auraria Parkway
    Denver, CO 80204
    Attention:
    Fax No.: (303) 572-1123

  With a copy (that shall not constitute notice) to:

    Cooley Godward llp
    380 Interlocken Crescent, Suite 900
    Broomfield, CO 80021
    Attention: Michael Stack, Esq.
    Fax No.: (720) 566-4099

  If to Executive, to:

    Michael D. Dingman, Jr.
    1221 Auraria Parkway
    Denver, CO 80204
    Attention:
    Fax No.: (303) 572-1123

  With a copy (that shall not constitute notice) to:

        5.4   Amendment. No provision of this Agreement may be modified, amended, waived or discharged in any manner except by a written instrument executed by both Employer and Executive.

        5.5   Code Section 409A Compliance. Because of the uncertainty of the application of Section 409A of the Internal Revenue Code of 1986, as amended (the "Code"), to payments pursuant to this Agreement, including, without limitation, payments pursuant to Section 8 hereof, Executive agrees that if, in the sole determination of the Employer, any such payments are subject to the provisions of Section 409A of the Code by reason of this Agreement, or any part thereof, being considered a "nonqualified deferred compensation plan" pursuant to Section 409A of the Code, then such payments, and any other cash severance payments pursuant to this Agreement or otherwise, shall be made in accordance with, and this Agreement automatically shall be amended to comply with, Section 409A of the Code, including, without limitation, any necessary delay of six (6) months applicable to payment of deferred compensation to a "specified employee" (as defined in Section 409A(2)(B)(i) of the Code) upon separation from service. In the event that a six month delay is required, on the first regularly scheduled pay date following the conclusion of the delay period the Executive shall receive a lump sum payment in an amount equal to six (6) months of Executive's Base Salary and thereafter, any remaining severance benefits shall be paid on the same basis and at the same time as previously paid and subject to employment tax withholdings and deductions.

        5.6   Entire Agreement. This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof, and supersedes all prior agreements and understandings of the parties hereto, oral or written, with respect to the subject matter hereof.

        5.7   Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Colorado applicable to contracts made and to be wholly performed therein.

        5.8   Headings. The headings contained hereof are for the sole purpose of convenience of reference, and shall not in any way limit or affect the meaning or interpretation of any of the terms or provisions of this Agreement.

        5.9   Binding Effect; Successors and Assigns. Executive may not delegate any of his duties or assign any of his rights hereunder. This Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their respective heirs, legal representatives and beneficiaries, successors (including via a sale of all or substantially all of the business and/or assets of Employer) and permitted assigns. Employer shall require any successor (whether direct or indirect and whether by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of Employer, by an agreement in form and substance reasonably satisfactory to Executive, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that Employer would be required to perform if no such succession had taken place.

        5.10 Waiver, etc. The failure of either of the parties hereto to at any time enforce any of the provisions of this Agreement shall not be deemed or construed to be a waiver of any such provision, nor to in any way affect the validity of this Agreement or any provision hereof or the right of either of the parties hereto thereafter to enforce each and every provision of this Agreement. No waiver of any breach shall be construed or deemed to be a waiver of any other or subsequent breach.

        5.11 Capacity, etc. Each of Executive and Employer hereby represents and warrants to the other that, as the case may be: (a) he or it has full power, authority and capacity to execute and deliver this Agreement, and to perform his or its obligations hereunder; (b) such execution, delivery and performance shall not (and with the giving of notice or lapse of time or both would not) result in the breach of any agreements or other obligations to which he or it is a party or he or it is otherwise bound or violate any law; and (c) this Agreement is his or its valid and binding obligation, enforceable in accordance with its terms.

        5.12 Enforcement. Subject to Section 5.12 hereof, if any party institutes legal action to enforce or interpret the terms and conditions of this Agreement, the prevailing party shall be awarded reasonable attorneys' fees at all trial and appellate levels, and the expenses and costs incurred by such prevailing party in connection therewith. Venue for any such action shall exclusively be Denver, Colorado.

        5.13 Arbitration.

          (a)   Any dispute under Section 3 of this Agreement shall be settled by arbitration in Denver, Colorado, before the American Arbitration Association ("AAA"). The arbitration shall be accomplished in the following manner. Either party may serve upon the other party written demand that the dispute, specifying the nature thereof, shall be submitted to arbitration. Each of the parties shall designate an arbitrator in accordance with the employment rules of the AAA and serve written notice of such appointment upon the other party. If either party fails within the time specified under those rules to appoint such arbitrator, the other party shall be entitled to appoint both arbitrators. The two arbitrators so appointed shall appoint a third arbitrator.

          (b)   The decision of the arbitrators shall be final and binding upon the parties. The party against whom the award is rendered (the "non-prevailing party") shall pay all fees and expenses incurred by the prevailing party in connection with the arbitration (including fees and disbursements of the prevailing party's counsel), as well as the expenses of the arbitration proceeding. The arbitrators shall determine in their decision and award which of the parties is the prevailing party, which is the non-prevailing party, the amount of the fees and expenses of the prevailing party and the amount of the arbitration expenses. The arbitration shall be conducted, to the extent consistent with this Section 5.12, in accordance with the then prevailing rules of employment arbitration of the AAA or its successor. The arbitrators shall have the right to retain and consult experts and competent authorities skilled in the matters under arbitration, but all consultations shall be made in the presence of both parties, who shall have full right to cross-examine the experts and authorities. The arbitrators shall render their award, upon the concurrence of at least two of their number, not later than thirty (30) days after the appointment of the third arbitrator. The decision and award shall be in writing, and counterpart copies shall be delivered to each of the parties. In rendering an award, the arbitrators shall have no power to modify any of the provisions of this Agreement, and the jurisdiction of the arbitrators is expressly limited accordingly. Judgment may be entered on the award of the arbitrators and may be enforced in any competent court having jurisdiction.

        5.14 Legal Counsel. Executive hereby acknowledges that he has been advised, prior to execution of this Agreement, to seek the advice of legal counsel and has retained and sought the advice of legal counsel in connection with this Agreement and related documents, including the Plan. Subject to execution of this Agreement and related documentation by the parties, Employer shall reimburse Executive for legal fees paid by Executive, but only up to $5,000 for such legal counsel's review and advice in respect thereof, provided that, Executive shall provide reasonable documentation in support thereof. Executive hereby further acknowledges that he has carefully reviewed this Agreement, that he knows and understands the contents of this Agreement, that he has been given adequate time to consider whether to execute the Agreement, that Executive executes this Agreement knowingly and voluntarily as his own free act and deed, and that this Agreement was freely entered into without fraud, duress or coercion.

[SIGNATURE PAGE FOLLOWS]

        IN WITNESS WHEREOF, this Agreement has been executed and delivered by the parties hereto as of the date first above written.

Local Matters, Inc.
By:	/s/ PERRY EVANS
Name:	Perry Evans
Title:	CEO
/s/ MICHAEL D. DINGMAN, JR. Michael D. Dingman, Jr.

Exhibit A
Form of Release

        This Release (this "Release"), is made as of this     day of            ,            , by and between Local Matters, Inc. ("Employer"), and Michael D. Dingman, Jr. ("Executive").

        In exchange for valuable and sufficient consideration, including the severance payments to be paid by the Employer to Executive pursuant to Section 3.3.2 of the Employment Agreement between the Employer and Executive, which Executive is not otherwise entitled to receive if he does not execute this Release, the parties agree as follows:

        Executive hereby generally and completely releases the Employer and its directors, officers, Executives, shareholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, and assigns from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to Executive's signing this Agreement. This general release includes, but is not limited to: (1) all claims arising out of or in any way related to Executive's employment with the Employer or the termination of that employment; (2) all claims related to Executive's compensation or benefits from the Employer, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Employer; (3) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (4) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (5) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys' fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (as amended) ("ADEA"), and the Colorado Civil Rights Act (as amended). Notwithstanding the foregoing, however, Executive does not release any of the following: (i) claims related to a breach of the Employment Agreement by the Employer; (ii) rights with respect to stock owned by Executive or stock options of Executive which are vested as of the date of termination of his employment under his Employment Agreement and the Employer's 2004 Equity Incentive Plan; (iii) any vested rights to benefits under any Employer 401K or other retirement plan as of the date of termination of his employment; (iv) any rights to elect continuation of his coverage under the Employer's group health plan pursuant to COBRA; (v) any rights to unemployment compensation or workers compensation benefits pursuant to Colorado statute; and (iv) any rights to indemnification or insurance coverage that Executive may have, if any, under the Employer's bylaws, other governing documents, or any insurance policy, with respect to acts or omissions by Executive during his employment with the Employer.

        ADEA Waiver and Release.    Executive acknowledges that he is knowingly and voluntarily waiving and releasing any rights Executive may have under the ADEA, as amended. Executive also acknowledges that the consideration given for the waiver and release in the preceding paragraph hereof is in addition to anything of value to which he was already entitled. Executive further acknowledges that he has been advised by this writing, as required by the ADEA, that: (a) Executive's waiver and release does not apply to any rights or claims that may arise after the execution date of this Agreement; (b) Executive has the right to consult with an attorney prior to executing this Agreement; (c) Executive has been given twenty-one (21) days to consider this Agreement; (d) Executive has seven (7) days following the execution of this Agreement by the parties to revoke the Agreement; and (e) this Agreement will not be effective until the date upon which the revocation period has expired, which will be the eighth day after this Agreement is executed by Executive, provided that the Employer has also executed this Agreement by that date ("Effective Date").

        In Witness Whereof, this Release has been executed and delivered by the parties hereto as of the date first above written.

Local Matters, Inc.
By:
Name:	Perry Evans
Title:	CEO
Michael D. Dingman, Jr.

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EMPLOYMENT AGREEMENT